Exhibit 21.1

Present Subsidiaries

Entity Name:	State or Jurisdiction Of Incorporation	Percentage of Voting Securities Owned
Teradyne (Asia) Pte., Ltd.	Singapore	100%*
Teradyne Canada Limited	Canada	100%
Teradyne de Costa Rica S.A.	Costa Rica	100%
Teradyne Diagnostic Solutions Ltd.	United Kingdom	100%*
Teradyne Diagnostic Solutions, Inc.	Delaware	100%
Teradyne Diagnostic Solutions GmbH	Germany	100%*
Teradyne GmbH	Germany	100%*
Teradyne (India) Engineering Private Ltd.	India	100%*
Teradyne International Holdings B.V.	The Netherlands	100%
Teradyne Italia SrL	Italy	100%*
Teradyne K.K.	Japan	100%
Teradyne Korea Ltd.	Delaware	100%
Teradyne Limited	United Kingdom	100%*
Teradyne Malaysia, Ltd	Delaware	100%
Teradyne Malaysia Sdn. Bhd.	Malaysia	99%*
Teradyne Philippines Limited	Delaware	100%
Teradyne SAS	France	100%
Teradyne (Shanghai) Co., Ltd	Peoples Republic of China	100%*
Teradyne Taiwan Ltd.	Delaware	100%
Teradyne Thailand Ltd.	Delaware	100%
GenRad, LLC	Delaware	100%
Herco Technology Corp.	California	100%
P.L.S.T., Inc. (f/k/a Perception Laminates, Inc.)	California	100%
Eagle Test Systems, Inc.	Delaware	100%
Eagle Test Systems – Malaysia, Inc.	Delaware	100%*
Eagle Test Systems (Philippines) LLC	Delaware	100%*
Eagle Test Systems Italy S.r.l.	Italy	100%*
Eagle Test Systems Pte. Ltd.	Singapore	100%*
Nextest Systems Corporation	Delaware	100%
Nextest Systems (Philippines) Corp.	Philippines	99.9%*
Nextest Systems (Thailand) Ltd.	Thailand	100%*

*	Indirect subsidiaries whose voting securities are 100% controlled by Teradyne, Inc.